Exhibit 10.10

                              MASTER CLINICAL TRIAL
                                       AND
                       FULL SCALE MANUFACTURING AGREEMENT


         This Master Clinical Trial Drug and Full Scale Manufacturing Agreement ("Agreement") is entered into this 5th day of October 2004 ("Effective Date") by and between Samaritan Pharmaceuticals, Inc., a Nevada corporation with offices at 101 Convention Center Drive, Suite 310, Las Vegas, Nevada 89109 ("Samaritan") and Pharmaplaz, Ltd. ("Pharmaplaz"), an Irish Corporation with offices at Daneswell Business Park, Monksland, Athlone, County Roscommon, Ireland (individually, a "Party" and collectively, the "Parties").


                                 R E C I T A L S

         WHEREAS Pharmaplaz is engaged in the business of pharmaceutical active ingredient outsourcing, offering combinations of proprietary and process chemistry technologies, contract process research, development services, clinical trial-scale contract manufacturing and full scale manufacturing;

         WHEREAS, Samaritan may from time to time desire to participate in clinical research designed to determine the safety and/or efficacy of a drug or device in human subjects thereby advancing medical care;

         WHEREAS, Samaritan may from time to time desire to participate in full scale manufacturing designed to determine the safety and/or efficacy of a drug or device in human subjects thereby advancing medical care;

         WHEREAS, Samaritan believes, based upon the representations of Pharmaplaz, that Pharmaplaz has the facilities and the personnel with the requisite skills, experience and knowledge in conducting clinical trials and as a contract manufacturer of pharmaceuticals to undertake such research and development as a coordinating center for its Studies and to subsequently manufacture Samaritan Product;

         WHEREAS, Samaritan and Pharmaplaz desire to enter into this Agreement to provide the terms and conditions upon which Samaritan may engage Pharmaplaz to participate in Studies as may be mutually agreed between Samaritan and Pharmaplaz;

         WHEREAS, Samaritan and Pharmaplaz desire to enter into this Agreement to engage in Studies that may both further develop a new drug or device and benefit patients as described in the risks and benefits provisions of any informed consent associated with a Study;

         WHEREAS, the Studies contemplated by this Agreement shall be of mutual interest and benefit to Samaritan and Pharmaplaz, and shall further the instructional and research objectives of Samaritan's collaborators in a manner consistent with the collaborators status as a non-for profit research and healthcare entity where applicable;

         WHEREAS, the Studies contemplated by this Agreement may lead to Full Scale Manufacturing Contract ("FSMC"), and Samaritan and Pharmaplaz may desire to enter into this Agreement to provide terms and conditions upon which Samaritan may engage Pharmaplaz to participate in full scale manufacturing as may be mutually agreed between Samaritan and Pharmaplaz.

                                   DEFINITIONS

         "cGMP" shall mean the good manufacturing practices promulgated by the FDA from time to time and the corollary regulations promulgated by the EMEA.

         "Commercial Purposes" shall mean the sale, lease, license, or other transfer of the Product or Modifications to a for-profit organization. Commercial Purposes shall also include uses of the Product or Modifications by any organization, including Pharmaplaz, to perform contract research, to screen compound libraries, to produce or manufacture products for general sale, or to conduct research activities that result in any sale, lease, license, or transfer of the Product or Modifications to a for-profit organization.

         "Components" shall mean all those items necessary to manufacture the Product.

         "Development Committee" shall mean a group of representatives appointed by the parties responsible for implementing a FSMC as set forth in Section 1.7 of this Agreement.

         "EMEA" shall mean the European Medical Ethics Association or any other European Union (E.U.) body with the authority to promulgate and enforce regulations related to the development and marketing of drugs and devices as amended from time to time. Together with the EMEA, these shall be known as Regulatory Authorities.

         "FDA" shall mean the United States Food and Drug Administration which administers the federal Food, Drug and Cosmetic Act, and its ensuing regulations as amended from time to time. Together with the EMEA shall collectively be known as Regulatory Authorities.

         "Major Change" shall mean a change as determined by Samaritan that would be likely to have a significant impact on the critical quality attributes of production and process control designed to assure that the drug products have the identity, strength, quality, and purity they purport or are represented to possess.

         "Minor Change" shall mean a change as determined by Samaritan unlikely to have a detectable impact on critical attributes of production and process control designed to assure that the drug products have the identity, strength, quality, and purity they purport or are represented to possess.

         "Moderate Change" shall mean a change as determined by Samaritan that could have a significant impact on quality attributes of production and process control designed to assure that the drug products have the identity, strength, quality, and purity they purport or are represented to possess.

         "Modifications" shall mean Substances created by Pharmaplaz which contain / incorporate the Product.

         "NDA" shall mean a New Drug Application as defined by the applicable Regulatory Authorities.

         "Nonprofit Organizations(s)" shall mean a university or other institution of higher education or an organization of the type described in section 501(c)(3) of the Internal Revenue Code of 1954 (26 U.S.C. 501(c)) and exempt from taxation under section 501(a) of the Internal Revenue Code (26 U.S.C. 501(a)) or any nonprofit scientific or educational organization qualified under a state nonprofit organization statute. As used herein, the term also includes government agencies.

         "Original Product" shall mean the description of the material being transferred as specified in each Addendum.

         "Participating Institution(s)" shall mean those clinical sites conducting the Studies.

         "Pharmaplaz Principal Investigator" shall mean an employee by or under contract to Pharmaplaz who bears responsibility for the intellectual leadership of a project. The principal investigator accepts overall responsibility for directing the research, the financial oversight of the contract's funding, as well as compliance with relevant Samaritan's policies, terms and conditions of contract.

         "Product" shall include: (a) Modifications; or (b) Improvements; or (c) new Inventions; or (d) Unmodified Derivatives.

         "Progeny" shall mean the unmodified descendant from the Product, such as virus from virus, cell from cell, or organism from organism.

         "Regulatory Authorities" shall mean the FDA, the EMEA and other countries' regulatory bodies and/or their successor agencies whose responsibility it is to review and approve a drug and/or device for market and subsequently regulate certain marketing activities.

         "Samaritan Principal Investigator" shall mean an employee by or under contract to Samaritan who bears responsibility for the intellectual leadership of a project. The principal investigator accepts overall responsibility for directing the research, the financial oversight of the contract's funding, as well as compliance with relevant Samaritan's policies, terms and conditions of contract.

          "Specifications" shall mean the exact manufacturing instructions for the product which Pharmaplaz will manufacture for Samaritan.

         "Study" or "Studies" shall mean a clinical trial designed to determine the safety, efficacy and dosage of a drug or device in human subjects.

         "Unmodified Derivatives" shall mean substances created by Pharmaplaz, which constitute an unmodified functional subunit or product expressed by the Original Product. Some examples include: subclones of unmodified cell lines, purified or fractionated subsets of the original material, proteins expressed by DNA/RNA supplied by Samaritan, or monoclonal antibodies secreted by a hybridoma cell line.

         NOW, THEREFORE, in consideration of the foregoing facts and the mutual covenants set forth herein, the Parties hereto agree as follows:

1. Scope of Work.

1.1 Clinical Trial Work. The Study and the clinical trial protocol for the research to be conducted by Pharmaplaz under this Agreement designed by Samaritan which describes the Study protocol, shall be attached hereto as an Addendum and incorporated as part of this Agreement. This shall be done for each Study. Each Addendum shall be in a form substantially like that attached hereto as Appendix A and shall include the Scope of Work including, but is not limited to, the detailed information concerning the given Study, including a description of the specific research to be conducted, project milestones, target completion dates, a detailed budget, and a Payment Schedule related to the Scope of Work and Budget. Except as otherwise stated therein, each Addendum shall be subject to the terms and conditions of this Agreement. Each Addendum shall be signed by an authorized representative of each Party prior to initiation of any work under that Addendum. Nothing in this Agreement shall obligate either Party to enter into any Addendum.

1.2 Principal Investigator. The Studies to be conducted by Pharmaplaz hereunder shall each be under the direction of a Principal Investigator who will be named in the applicable Addendum and who shall be a full-time employee of Pharmaplaz or under contract to Pharmaplaz. Samaritan, upon its written request shall be provided a copy of such contract of the Principal Investigators' terms of employment.

1.3 Participating Investigators and Institutions. The Principal Investigator for each Addendum shall coordinate the Study, and the work being performed at the Participating Institutions. Pharmaplaz shall enter into an agreement with each Participating Institution containing terms consistent with those in this Agreement and the applicable Addendum. Pharmaplaz shall ensure that the data generated by the Participating Institutions shall be kept confidential, coordinated, analyzed and reported in an efficient and effective manner and in a format fully usable by Samaritan. Pharmaplaz shall be responsible for enrolling Study patients, obtaining fully executed informed consents from those Study patients, interfacing with the Institutional Review Board ("IRB") for each Participating Institution when requested by Samaritan to do so and reporting all adverse events which may occur during the Studies to Samaritan in such a manner and form to enable Samaritan to make the required reports to the appropriate Regulatory Authorities. The informed consent must be approved by Samaritan before use in a Study.

1.4 Supply and Use of the Product. Pharmaplaz shall provide Samaritan and/or the Participating Institution with sufficient drug, device, placebo, or comparator drug or device to be investigated in a Study and shall supply all other materials to perform each Study on a timely basis. The Product shall be shipped "FOB point of Destination." Pharmaplaz also agrees that the Products shall be used only for Samaritan Studies. Any Product remaining at the end of a Study shall be returned or disposed of in accordance with Samaritan's instructions.

1.5 Warranty, Manufacturing Standards and Quality Assistance. Pharmaplaz represents and warrants that it has the requisite knowledge and expertise in the cGMPs and conducts all its manufacturing practices in accordance with the cGMPs or corollary regulations. Pharmaplaz covenants that at the time of manufacture of the Product it will be in full compliance with the cGMPs and will be prepared for a successful inspection of its manufacturing facility.

          (a) Product Warranty. Pharmaplaz warrants that the Product delivered to Samaritan under this Agreement shall, at the time of delivery,
               (i) conform to the Specifications, (ii) conform to all additional product Specifications mutually agreed upon for Product attributes and possible cross contaminants resultant from common equipment and facilities utilized in the manufacturing of the Product and other products manufactured by Pharmaplaz, and (iii) Pharmaplaz's production of the Product shall be conducted in accordance with current cGMPs as listed in 21 CFR 211 or other applicable regulations. Pharmaplaz further warrants and guarantees that, as of the date of each delivery hereunder to Samaritan, and until its date of expiration, the Product, whether for intended sale in the United States or elsewhere, shall comply with the provisions of the applicable Regulatory Authorities and such Product shall not, when delivered, be adulterated or misbranded within the meaning of those regulations of the Regulatory Authorities. To the extent that the provisions promulgated by the Regulatory Authorities of a country are different from those of the United States, Pharmaplaz shall be responsible for identifying and bearing the cost for those differences. Samaritan shall promptly amend the Specifications necessary to comply with the applicable Regulatory Authorities' provisions in such country. Pharmaplaz agrees that more than twelve (12) months of the total approved shelf life for each dosage form of the Product upon delivery of such Product to Samaritan, except with respect to batches of Product as to which investigative testing or re-testing is required in accordance with Section 1.5(b) below. Products shall be labeled in accordance with Samaritan's instructions and the applicable regulatory scheme as amended from time to time by the Regulatory Authorities.

          (b) Product Inspection. Pharmaplaz will test and inspect product in accordance 21 Code of Federal Regulations (CFR) Parts 211 for compliance with specifications. If within forty-five (45) days after receipt of Product by Samaritan or its designee Samaritan or its designee notifies Pharmaplaz in writing that such lots do not meet the Specifications as determined by Samaritan's or its designee's testing and inspection of the Product, Pharmaplaz shall replace the Product (subject to Section 1.5(c) below), at Pharmaplaz's expense (such expense to include the cost of Components and Products) within forty-five (45) days of such notice. Pharmaplaz shall pay shipping charges to deliver such replacement Product to Samaritan or its designee. A non-conforming Product shall, upon mutual agreement by Pharmaplaz and Samaritan, either (1) be returned to Pharmaplaz within a reasonable period of time or (2) be destroyed by Samaritan at Pharmaplaz's expense. Pharmaplaz shall bear all costs/expenses associated with a failed batch, including, but not limited to, a failed Study for clinical batches and product recalls for all Products which are on the market.

          (c) Disputes with Respect to Rejection. If Pharmaplaz disputes Samaritan's right to reject all or part of any shipment of the Product as set forth in Section 1.5(b) hereof, and such dispute is not resolved by mutual agreement between the parties within sixty (60) days of Samaritan's notice of rejection, such dispute shall be resolved by an independent testing organization or consultant of recognized repute within the U.S. or E.U. pharmaceutical industry with experience and expertise in dealing with the applicable Regulatory Authorities, mutually agreed upon by the parties, the appointment of which shall not be unreasonably withheld or delayed by either Party. The determination of such testing entity with respect to Samaritan's rejection of the shipment or portion thereof shall be final and binding upon the parties, but only as to the reasons given by Samaritan in rejecting the shipment or portion thereof and shall have no effect on any matter for which said entity did not render a determination. The fees and expenses of the third party making the determination shall be paid by the Party against which the determination is made.

          (d) Master Formula. The composition of the Product will be as stated in the approved Product NDA or the applicable regulatory approval for such Product as submitted to the Regulatory Authorities. This Master Formula shall not be disclosed by Pharmaplaz to anyone outside its company without the express knowledge and written consent of Samaritan. Pharmaplaz shall be solely responsible for the activities of its employees in keeping the Master Formula confidential.

          (e) Manufacturing and Packaging Instruction and Procedures. The Product will be manufactured and packaged as stated in the applicable approved Product NDA or the applicable regulatory approval for Product. Product master manufacturing and packaging procedures to be set forth in the Product master batch records shall be mutually approved by the parties.

          (f) Change Control. Pharmaplaz shall implement a change control system in accordance with 21 Code of Federal Regulations (CFR) Parts 210, 211, 314 and Scale-Up and Post Approval Change (SUPAC). Pharmaplaz will notify Samaritan or its designee in writing of any proposed "Moderate Change" or "Major Change" to Products or Components of the Product, process Specifications and/or controls, as well as third party contractors, equipment or facilities or analytical methodology utilized for the manufacturing, packaging, and/or analytical evaluation of the Product. Any "Moderate Change" or "Major Change" must be agreed upon and approved in writing by Samaritan prior to implementation or submission to Regulatory Authorities for approval. Documentation supporting the change will be provided by Pharmaplaz in a form appropriate for submission to Regulatory Authorities. Submissions of, and changes to, the package insert and label shall be the responsibility of Samaritan or its designee.

          (g) Batch Records. Records which include the information relating to the manufacturing, packaging, and quality operation for each lot of the Product shall be prepared by Pharmaplaz at the time at which such operations occur. The records shall include, but are not limited to, the following documentation: manufacturing, Products and Components charge-in records; mixing and fillings records; packaging component charge-in records; packaging records; container and component traceability records; equipment usage records; in-process and final laboratory testing results; in-process and final product physical inspection results; yield reconciliation for bulk and finished product; label samples; labeling control records; as well as documentation listing any deviations and/or excursions from approved procedure (as well as the Pharmaplaz investigation and corrective actions) incurred during the processing and packaging of the lot. The original documents for each lot may be reviewed by Samaritan at its request when auditing the Pharmaplaz site of manufacture of the Product. These and all other related records shall be kept in accordance with FDA and E.U. regulations. Any changes in batch records relating to the manufacturing, packaging and quality operations must be agreed upon in writing by Samaritan prior to implementation. Documentation supporting the change will be provided by Pharmaplaz for submission to the Regulatory
               Authorities. Submission of documentation to the Regulatory Authorities shall be the responsibility of Samaritan or its designee.

          (h) Batch Document to be Included With Each Shipment of Product to Samaritan. The minimum batch documentation required to be included with each lot of Product shipped to Samaritan or its designee is a packaging bill of material and copies of certificate of analysis for each lot. The certificate of analysis, signed by the responsible quality official of Pharmaplaz, must include the numerical results, if applicable, for each test (chemical, microbiological and bacteriological) performed to assure results are in compliance with Product
               Specifications, as well as a statement that subject lot was produced in accordance to the applicable NDA and in compliance with all applicable cGMP requirements. It is solely the obligation of Pharmaplaz to ensure that the cGMPs are complied with at all times with respect to the Product and at the site where the Product is manufactured.

          (i)  Chemical  and  Packaging   Component   Inspection   and  Release.
               Pharmaplaz  shall  test,   inspect,   and  release  Products  and
               Components used in the manufacture of the Product. Samaritan shall supply approved masters for labels, package inserts and labeling to Pharmaplaz to be utilized for the Product supplied hereunder. Pharmaplaz shall inspect and release all labels, package inserts, and labeling utilized for the Product for conformance with such approved masters. Pharmaplaz shall test, inspect and release all other packaging Components for compliance with Specifications.

          (j) Retention Sample. Pharmaplaz is responsible for storing and maintaining retention samples of finished Product from each lot to meet regulatory requirements at Pharmaplaz' cost. Pharmaplaz is responsible for storing and maintaining retention samples of each lot of Product utilized in the manufacture of the Product in accordance with all Regulatory Authority requirements, including, but not limited to, cGMPs.

          (k) Product Complaints. Pharmaplaz or its designated distributors shall correspond with complainants on all product complaints associated with the Product and shall file any Drug Adverse
               Reaction  Experience  Reports  associated  with  the  Product  as required under the applicable regulations of the appropriate Regulatory Authorities. Complaints received associated with the Product which may require an NDA Field Alert Report as specified under 21 CFR 214.81 shall be handled by Pharmaplaz or its designated distributors. Copies of any Drug Adverse Reaction Experience Reports and NDA Field Alert Reports or foreign equivalents shall be promptly forwarded to Samaritan by Pharmaplaz. Samaritan or its designee shall assist Pharmaplaz in investigating Product complaints by analyzing the Product and Components to determine the cause, if any, of an alleged Product manufacturing defect or failure. Samaritan or its designee shall also assist Pharmaplaz in the investigation of any adverse drug events when such adverse events are believed to be attributable to the Product. If Samaritan has licensed the Product to a third-party, then Samaritan shall be responsible for notifying its licensor under these circumstances and may act for the licensor depending on the terms of that licensing agreement. Pharmaplaz shall diligently work to provide a written report of its determination within fourteen (14) days from receipt of a written request and samples of the involved Product. Pharmaplaz shall be responsible to ensure that Samaritan receives samples of the Product to be investigated. In the event that Pharmaplaz determines that any reasonable additional physical, chemical, biological, or other evaluation should be conducted in relation to an adverse drug event or Product complaint, Pharmaplaz shall so advise Samaritan. Pharmaplaz shall conduct the necessary evaluations and advise Samaritan of the results. The costs incurred for performance under this paragraph 1.5(k) shall be borne by Pharmaplaz unless additional evaluations are requested by Samaritan or its designee and are not otherwise required by regulation or not otherwise carried out by Pharmaplaz in the usual course of its investigation under its applicable standard operating procedures (SOPs) for complaints will be at the expense of Samaritan.

          (l) Process Validation. Pharmaplaz shall validate all processes, equipment, utilities facilities and computers utilized in the manufacture packaging, storage, testing and release of the Product for regulatory submissions and commercial sale in conformance with all current Regulatory Authority guidelines and regulations. Pharmaplaz shall be responsible for and shall ensure that all validated systems are maintained according to Regulatory Authority guidelines and that all required periodic revalidation's are performed according to those guidelines. Samaritan shall reserve the right to review and approve all process, utility, equipment and computer validation master validation plans and/or the corresponding protocols prior to execution of such validation. Samaritan reserves the right to review the results of all related validation studies.

1.6      cGMP Checklist of Responsibilities between Samaritan and Pharmaplaz.


                                                                                                      Contract
                                                                                    Contract Giver    Acceptor
        RESPONSIBILITIES                                                             (Samaritan)    (Pharmaplaz)
        ----------------                                                            --------------  ------------
   1    cGMP REQUIREMENTS

  1.1   Manufacture in accordance current U.S. Good Manufacturing Practices as listed in 21 CFR 211and the Code of Federal Regulation, as amended from time to time, as well as all applicable E.U. regulations related to
        manufacturing                                                                                     X

  1.2   Supply all information necessary for manufacture of the product by the
        contract acceptor                                                                  X

  1.3   Maintain a valid Manufacturing License covering manufacture of the product                        X

  1.4   Manufacture product in strict adherence to the approved procedures                                X

  1.5   Permits audits of all relevant premises, procedures and documentation by
        the contract giver, and permit inspection by the Regulatory Authorities.                          X

  1.6   Not to subcontract any of the manufacturing activities to a third party
        without prior written agreement                                                                   X

  1.7   Make no changes to the product specification or validated manufacturing
        parameters without Samaritan prior written agreement.                                             X

  1.8   Approve all Manufacturing Instructions (Production Operating Instructions)                        X

  1.9   Document any deviation from defined procedures, including approval by
        Production and Quality management                                                                 X

  1.10  Control the quality of all activities and excipients according to
        specification by the application of approved analytical methods                                   X


  1.11  Batch release by an authorized Qualified Person                                                   X

  1.12  Maintain originals of all batch records for a minimum of one (1) year after the expiry date of the product and supply all copies of such records to the contract giver upon request.
                                                                       X
                                                                                                       Contract
                                                                                    Contract Giver     Acceptor
        RESPONSIBILITIES                                                              (Samaritan      (Pharmaplaz
        ----------------                                                            --------------  ------------
  2.0   PRODUCTION AND TESTING OF BULK CAPSULES
  2.1   Master Formula per unit of Product                                                 X
  2.2   Product specification                                                              X

  2.3   Batch identification system for bulk manufacture                                                  X

  2.4   Purchase of active substances (including certificates of analysis)                                X

  2.5   Storage of active substances                                                                      X

  2.6   Sampling, testing and release of active substances                                                X

  2.7   Test methods for active substances                                                                X

  2.8   Retain references samples of active substances for at least five (5) years
        or as required by the applicable Regulatory Authorities                                           X

  2.9   Procurement of excipient substances (including certificates of analysis)                          X

  2.10  Storage of excipient substances.                                                                  X

  2.11  Sampling, testing and release of excipient substances                                             X

  2.12  Test methods for excipient substances                                                             X

  2.13  Storage of excipient retain samples at least five (5) years after the
        manufacture date of product containing the raw material                                           X

  2.14  Process Validation Protocol Development                                                           X

  2.15  Process Validation Implementation and Report                                                      X


  2.16  Cleaning Validation Protocol Development                                                          X

  2.17  Cleaning Validation Implementation and Report                                                     X

  2.18  Bill of Materials for Manufacture                                                                 X

  2.19  Manufacturing Instructions (Production Operating Instructions)                                    X

  2.20  Production of material (including batch documentation)                                            X

  2.21  In-process control instructions                                                                   X

  2.22  In-process control testing (including documentation)                                              X

  2.23  Sampling and testing of bulk material                                                             X

  2.24  Test method for bulk material                                                                     X

  2.25  Test method qualification                                                                         X

  2.26  Retain reference samples of bulk material for five (5) years or in
        accordance with the applicable Regulatory Authorities regulation                                  X

  2.27  Specifications for bulk packaging materials                                                       X

  2.28  Procurement of bulk packaging materials                                                           X

  2.29  Test Methods for bulk packaging materials                                                         X

  2.30  Samaritan to supply information re shipment of Finished Product Capsules           X

                                                                                       Contract       Contract
                                                                                         Giver         Acceptor
        RESPONSIBILITIES                                                              (Samaritan)    (Pharmaplaz)
        ----------------                                                            --------------  ------------
  3.0   TESTING AND RELEASE OF PRODUCT

  3.1   Sampling, testing and stability of finished product                                               X

        Supply of Certificate of Analysis upon satisfactory review of production and
        quality control records.                                                                          X


  3.2   Release for packaging/trial of finished product by a Qualified Person (or
        equivalent responsible person)                                                                    X

  3.3   Samaritan to send Pharmaplaz a signed letter to indicate that product is released for further shipment. Until the letter is received, the product
        cannot be shipped.                                                                 X

  3.4   Customer Complaints                                                                               X
        Collecting and logging                                                                            X
        Investigation and issue of reports to Samaritan                                                   X
        Follow-up corrective action                                                                       X
        Response to customer                                                                              X

  3.5   Annual product review                                                                             X

  3.6   Product recall                                                                     X
        Perform any investigations as requested by Samaritan in relation to recall
        activities                                                                                        X

  3.7   Liaison with Regulatory Authorities for clinical trial items, Marketing
        Authorization                                                                      X

  3.8   Prepare stability program                                                                         X

  3.9   Approval of stability program                                                      X

  3.10  Perform stability testing, provide reports on same                                                X

                                                                                        Contract       Contract
                                                                                         Giver         Acceptor
        RESPONSIBILITIES                                                              (Samaritan)    (Pharmaplaz)
        ----------------                                                            --------------  ------------
  4.0   GENERAL

  4.1   Facility Design, Build and Validation                                                             X


1.7      Full Scale Manufacturing Development Committee.

          (a) Establishment. Upon written notification from Samaritan to Pharmaplaz that Samaritan desires to enter into a FSMC for a particular drug, the Parties will form a joint product to coordinate certain activities under a FSMC. Each Party shall appoint a delegation of two (or three if the Parties so agree) senior representatives to serve on the Development Committee, each of which shall be authorized by its principal to transact the business of the Development Committee. All decisions regarding those matters which are expressly stated to be the responsibility of the Development Committee under Article 1.7(b) will be made by unanimous agreement of the Development Committee, and if the Development Committee cannot reach such agreement on any matter it shall be referred to the C.E.O. of Samaritan for final decision. The Development Committee shall meet at least quarterly and such meetings may be conducted either in person or telephonically.

          (b) General Functions. The functions of the Development Committee shall be:

               (i) To prepare for and coordinate the efficient introduction of drug which is the subject of the FSMC in the periods prior to and after Regulatory Authority approval;

               (ii) To coordinate manufacturing and supply activities under this
                    Agreement, including the activities of suppliers of Products other than Pharmaplaz;

               (iii)To provide for and  optimize  the  exchange  of  information concerning the respective development activities relating to manufacturing processes, preclinical and clinical development, and further indications for the Product improvements, and new Inventions subject to a FSMC, as well as other Beta Molecules;

               (iv) To coordinate and monitor such development activity;

               (v)  To  review  and  coordinate   marketing  and   manufacturing
                    strategies of each Party hereto; and

               (vi) To engage in such further exchanges of information and joint
                    planning   activities,   and  to  appoint   task  forces  or
                    subcommittees, as the Parties shall find convenient.

1.8 This contract and all amendments are subject to Public Law 96-517, Public Law 98-620, and Samaritan's obligations under agreements with other collaborators of research such as Georgetown University. Any right granted in this Agreement greater than that permitted under Public Law 96-517, Public Law 98-620, and Samaritan's obligations under agreements with other collaborators of research such as Georgetown University shall be subject to modification as may be required to conform to the provisions of those statutes or contractual and licensing obligations. All rights reserved by the United States Government and others under Public Law 96-517, and Public Law 98-620, shall remain and shall in no way be affected by this Agreement.

2. Inspections and Audits.

2.1 Regulatory Inspections. Authorized representatives of Samaritan may, upon reasonable advance notice, and representatives of any Regulatory Authorities having regulatory authority over the subject matter herein, may, at reasonable times, examine and inspect the facilities being used to conduct a Study, including the Participating Institutions, and review all records, procedures and other materials (including Case Report Forms and patient medical records to the extent allowed by the informed consent document or other legal disclosure authorization) related to a Study, and have access to the Principal Investigator and the Participating Investigators to discuss a Study. If a Participating Institution is found deficient in any manner by Samaritan, Pharmaplaz, an IRB, or a Regulatory Authority, and reasonable efforts to correct the deficiency are ineffectual, Pharmaplaz shall either terminate that Institution's continued participation in the Study or take such corrective actions as may be agreed between Samaritan and Pharmaplaz. It is further agreed that if Pharmaplaz is notified that a Study is to be the subject of an audit, Pharmaplaz shall promptly inform Samaritan. If a formal response to any audit is required, Pharmaplaz agrees to permit representatives of Samaritan to review and comment on such response. Any liability or risk which results, either directly or indirectly from the deficiencies discussed herein, shall be the sole responsibility of Pharmaplaz and Pharmaplaz shall indemnify and hold Samaritan harmless.

2.2 Compliance Audits. Samaritan has the right to conduct on-site Study compliance audits of Pharmaplaz and Participating Institutions monitored by Pharmaplaz at mutually agreed upon times. Audits shall be at no additional cost to Samaritan provided such audits are at mutually agreed upon intervals and do not significantly alter Pharmaplaz's ability to meet any deadlines delineated in this Agreement or Addendum. Samaritan may only request records or documents that are within the scope of the documents Pharmaplaz or the Participating Institution is required to maintain under the obligations of this Agreement, Addendum or under applicable regulations as promulgated and amended from time to time by the Regulatory Authorities.

3. Representations and Warranties of Pharmaplaz. Pharmaplaz further represents, warrants and covenants that it:

o        is complying with cGMP's (21 CFR Parts 210 & 211);

o has not been debarred under Article 306 of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. ss.335a(a) or (b) or any related E.U. laws and regulations;

o        has not received notice of any cGMP violations;

o        has not been issued a FDA Form-483;

o has not entered into any other agreements which would inhibit its performance hereunder;

o        has not been subject to any seizure activity by any Regulatory
         Authorities;

o has not entered into any Consent Decrees which effect or restrict its ability to perform hereunder;

o        has not been ordered a shut-down by a governmental agency; or

o        has not been investigated for non-compliance of a cGMP issue.

         In the event that Pharmaplaz has an event described herein (collectively known as "Non-Compliant"), Pharmaplaz agrees to notify Samaritan immediately. Pharmaplaz is solely responsible for the selection and engagement of entities to perform a Study and other services to the extent that Pharmaplaz is allowed by the terms of this Agreement to subcontract for those services. Pharmaplaz hereby certifies that it has not and shall not use, in any capacity related to a Study, the services of any individual, corporation, partnership, or association which is Non-Compliant. In the event that Pharmaplaz becomes aware of or receives notice of the Non-Compliance of any individual, corporation, partnership, or association providing services to Pharmaplaz which relates to the research conducted under this Agreement, Pharmaplaz agrees to notify Samaritan immediately. Failure to give notice within 12 hours of knowledge of a Non-Compliant event or failure to correct a Non-Compliant event within five (5) days gives Samaritan the right to cancel this contract without penalty or further obligation and Pharmaplaz releases and discharges Samaritan for all claims, liabilities, demands, and causes of action known or unknown, fixed or contingent, which Pharmaplaz may have or claim to have against Samaritan as a result of this termination and does hereby agree not to file a lawsuit to assert such claims.

4. Payment.

4.1 Amount. Samaritan shall compensate Pharmaplaz according to the Budget and Payment Schedule attached to each Addendum. Samaritan can make payments in U.S. Dollars or in the national currency for Pharmaplaz or its subcontractors. Each invoice shall contain the amount of the invoice in U.S. Dollars, Euro Dollars and if subcontracted than in the subcontractors national currency. If the invoice is in currencies other than U.S. Dollars, the amount shall be calculated using the appropriate foreign exchange spot rate for such currency quoted by the Wall Street Journal, on the close of business on the last banking day of each calendar quarter.

4.2 Payee. Any payment due from Samaritan set forth in the Addendum shall be tendered in the form of a check payable to Pharmaplaz at one of the following addresses, or such alternative address as may be stated in an Addendum.

4.3 Delays. In the event of Force Majeure (as defined in Section 23 herein) the Parties agree to revise the Budget and Payment Schedule as necessary to reflect cost increases or decreases resulting from said Force Majeure.

4.4 Payment of Invoices. Samaritan shall be responsible for paying invoices within thirty (30) calendar days of receipt. Samaritan shall notify Pharmaplaz of any disputed invoices with an invoice dispute notice within 10 days of the receipt of invoices and shall pay any undisputed amounts as set forth above. If Samaritan pays undisputed amounts as set forth above, Pharmaplaz shall continue to conduct research during which time the Parties shall use best efforts to resolve the disputed amount. In the event that the Parties cannot resolve the disputed amount within twenty (20) calendar days of Pharmaplaz receiving the invoice dispute notice from Samaritan, Pharmaplaz shall have the right to stop work upon ten (10) calendar days written notice to Samaritan. Both Parties agree to continue good faith efforts to resolve the dispute prior to such stoppage of work.

4.5 Default. Should Samaritan or Pharmaplaz default on any of its obligations, each shall be responsible for their own attorney's fees and all other reasonable expenses incurred in exercising any of its rights and remedies upon default.

5. Modifications and Amendments.

                  This Agreement or an Addendum may be amended from time to time upon the written agreement of the Parties. The Parties agree to exert good faith efforts to incorporate any revisions required by law, FDA or other international health authorities. Any changes to a Scope of Work or Budget and/or Payment Schedule in an Addendum, after an Addendum is executed, shall be incorporated into the Addendum by means of a change order ("Change Order"). Pharmaplaz shall be under no obligation to commence work on any change to the scope of work until the change order is executed.

6. Data.

6.1 Clinical Data. All clinical data, including case report forms and other relevant information generated during a Study shall be promptly and fully disclosed to Samaritan and shall be freely accessible to and usable by Samaritan and shall be deemed the property of Samaritan. Samaritan shall ensure that Pharmaplaz receives data transfers and/or a final data set of any Study data developed and/or maintained by Samaritan or any third party in privity of contract with Samaritan, including but not limited to a pharmacy and/or randomization vendor, as required for Pharmaplaz to fulfill its obligations and exercise its rights pursuant to a Addendum and related Scope of Work. Pharmaplaz shall maintain all such clinical data for the duration of this Agreement and for a five (5) year period after termination. Upon termination Pharmaplaz shall, if so requested by Samaritan, provide to Samaritan a complete copy of all such clinical data. All such clinical data shall be stored in a safe manner so as to protect it from inadvertent or intentional destruction.

6.2 Regulatory Filings. Any and all findings obtained as a result of a Study shall be communicated to Samaritan which shall be free to incorporate such findings in any regulatory filing concerning the Products. Pharmaplaz and Principal Investigators understand and agree that they shall have no ownership, license or access rights in, or to, any inventions which result, either directly or indirectly, from the relationship created hereunder or any such regulatory filings solely based upon the inclusion of such findings therein, nor shall they acquire any interest whatsoever in the Products, improvements or new Inventions as a result of performing a Study or performing its obligations hereunder.

7. Product Transfer Agreement.

7.1 Samaritan retains ownership of the Product, any improvements thereto or new Inventions, including any Product contained or incorporated in Modifications.

7.2      Pharmaplaz and Pharmaplaz Scientists agree that the Product:

          (a)  is to be used solely for Samaritan's research purposes;

          (b) will not be used in human subjects, in clinical trials, or for diagnostic purposes involving human subjects without the written consent of Samaritan;

          (c) employees shall agree to execute a Confidentiality and Nondisclosure Statement evidencing their intent to keep information related to the Product and any subsequent inventions thereto confidential;

          (d) is to be used only by the Pharmaplaz organization and only in Pharmaplaz Scientist's laboratory under the direction of the Pharmaplaz's Principal Investigator or others working under his/her direct supervision;

          (e) expressly acknowledge that any improvements to the Product or inventions which result, either directly or indirectly, from any Studies or manufacturing process is the sole property of Samaritan and to the extent necessary, Pharmaplaz, and Pharmaplaz Scientists will execute any and all necessary documents evidencing Samaritan's ownership; and

          (f) will not be transferred to anyone else within the Pharmaplaz organization without the prior written consent of Samaritan.

7.3 Pharmaplaz and the Pharmaplaz Principal Investigator agree to refer to Samaritan for any request for the Product from anyone other than those persons working under the Pharmaplaz Scientist's direct supervision. To the extent supplies are available, Pharmaplaz or Pharmaplaz Scientist's agrees to make the Product available, under another agreement having terms consistent with the terms of this Agreement, to other scientists at Nonprofit Organization(s) designated by Samaritan who wish to replicate the Pharmaplaz Scientist's research; provided that such other scientists reimburse Pharmaplaz for any costs relating to the preparation and distribution of the Product.

7.4 Without written consent from Samaritan, Pharmaplaz and/or the Pharmaplaz Principal Investigator may NOT provide Modifications for commercial purposes. It is recognized by Pharmaplaz that such commercial purposes may require a commercial license from Samaritan and Samaritan has no obligation to grant a commercial license to its ownership interest in the Product incorporated in the Modifications.

7.5 Pharmaplaz acknowledges that the Product is or may be the subject of a patent application. Except as provided in this Agreement, no express or implied licenses or other rights are provided to the Pharmaplaz under any patents, patent applications, trade secrets or other proprietary rights of Samaritan, including any altered forms of the Product made by Samaritan. In particular, no express or implied licenses or other rights are provided to use the material, modifications, or any related patents of Samaritan for commercial purposes.

7.6 If Pharmaplaz desires to use or license the Product, improvements thereto, new Inventions or Modifications for commercial purposes, it is understood by Pharmaplaz that Samaritan shall have no obligation to grant such a license to Pharmaplaz, and may grant exclusive or non-exclusive commercial licenses to others, or sell or assign all or part of the rights in the material to any third party(ies), subject to any pre-existing rights held by others and obligations to the Federal Government.
7.7 Any Product delivered pursuant to this Agreement is understood to be experimental in nature and may have hazardous properties. TO THE EXTENT APPLICABLE, SAMARITAN MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED AS TO THE SAFETY, EFFICIENCY OR HAZARDOUS NATURE OF THE PRODUCT. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE MATERIAL WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY RIGHTS.

7.8 In no event shall Samaritan be liable for any use of the Product by Pharmaplaz or by others, either on Pharmaplaz's behalf or on behalf of those who receive the Product from Pharmaplaz. To the extent and in the manner provided for by applicable law, Pharmaplaz shall indemnify and hold Samaritan harmless from any and all claims, loss, liability, damages, and expenses (including attorneys' fees) that may result from Pharmaplaz's use, storage, handling, or disposal of the Product, and which result from its relationship with Study sites and Study investigators, except to the extent permitted by law when caused by the gross negligence or willful misconduct of Samaritan.

7.9 This agreement shall not be interpreted to prevent or delay publication of research findings resulting from the use of the Product or the Modifications. Pharmaplaz's Principal Investigator agrees to provide appropriate acknowledgement of the source of the Product in all publications and further agrees not to publish any materials, articles or statements concerning the Product, improvements thereto or new Inventions until such time as Samaritan has been able to file the appropriate documents with the United States Patent Office or the corollary agency in the EU or other countries.

7.10 Pharmaplaz agrees to use the Product in compliance with all applicable statutes and regulations, including Public Health Service and National Institutes of Health regulations and guidelines such as, for example, those relating to research involving the use of animals or recombinant DNA.

8. Inventions.

8.1 Prior Inventions. It is recognized and understood that certain existing inventions and technologies are the separate property of Pharmaplaz or Samaritan and are not affected by this Agreement or any Addendum, and neither Party shall have any claims to or rights in such prior, separate inventions and technologies, or improvements thereto, except only to the extent required for the conduct of the Study.

8.2 Title. Ownership of new Inventions, improvements, developments, or discoveries arising out of the Study (hereinafter "Invention") shall be the property of Samaritan.

8.3 Assignment of Rights. Pharmaplaz hereby grants Samaritan, without fee other than the consideration of the Study sponsored herein and the reimbursement of all patent expenses related to the Invention incurred by Pharmaplaz prior to and during the Study, an assignment from Pharmaplaz, within ten (10) business days of the request of Samaritan, with respect to any new Invention, improvements to the Products or Modifications in the form and substance as set forth as Appendix B attached hereto.

9. Confidential Information.

9.1 Confidential Information. Confidential Information shall mean all information provided by one Party to the other whether or not clearly identified as "Confidential" by the transmitting Party at the time of disclosure. Specifically excepted from Confidential Information is all information that: (a) was previously known by the receiving Party; (b) is publicly disclosed except by breach of this Agreement either prior to or subsequent to the receiving Party's receipt of such information;
         (c) is rightfully received by the receiving Party from a third party without an express obligation of confidence; or (d) is independently developed by personnel of the receiving Party without use of or reliance upon Confidential Information of the other Party.

9.2 Nondisclosure. Subject to the provisions of this Agreement, the receiving Party shall not disclose Confidential Information of the Disclosing Party to any third party without prior written authorization from the disclosing Party. This provision shall remain in effect for three (3) years following the termination of this Agreement.

9.3 Patient Information. Each Party shall be provided with patient information as allowed by law and the executed patient consent and authorization documents and shall maintain the confidentiality of all such patient information, unless specifically required to disclose such information by law.

9.4 Legally Required Disclosure. Nothing set forth herein shall operate to prohibit or prevent a Party from disclosing Confidential Information pursuant to any judicial or government request, requirement or order, provided that the disclosing Party takes reasonable steps to provide the other Party with sufficient prior notice in order to allow the other Party to contest such request, requirement or order.

10. Publication.

                   Pharmaplaz recognizes the importance of communicating medical research and scientific data and its obligations to patients enrolled in a Study and therefore, encourages publication of such material in reputable scientific journals and at professional and/or academic seminars or conferences. Samaritan shall consider in good faith all comments received from Pharmaplaz during the review period; provided, however, nothing in this Agreement shall prohibit Samaritan from the publication of all information necessary for the accurate interpretation and presentation of said medical research and scientific data. If Pharmaplaz determines that the proposed publication contains patentable subject matter which requires protection, Pharmaplaz may require the delay of publication for an additional period not to exceed ninety (90) calendar days for the purpose of filing patent applications. Samaritan and the Principal Investigators shall give Pharmaplaz and/or Pharmaplaz's personnel appropriate credit in the publication for any direct contribution made by them, and shall acknowledge Pharmaplaz's support in all publications and presentations. This publication provision is subject to Samaritan's acknowledged right to protect its intellectual property before publication.

11. Use of Name.

                   Pharmaplaz and Samaritan shall obtain the prior written permission from each other before using the name, symbols and/or marks of the other in any form of advertising in connection with this Agreement. This shall not include legally required disclosure by Pharmaplaz or Samaritan that identifies the existence of the Agreement, reports generated in the normal course of business by Pharmaplaz or Samaritan, or where acknowledgment of the Agreement or Invention Assignment is required by the guidelines of a scientific publication or organization. Samaritan may use the name of Pharmaplaz in connection with its status as a Contract Manufacturing Organization or scientific advisor to Samaritan. Pharmaplaz may use the name of Samaritan in connection with Pharmaplaz's status as a Contract Manufacturing Organization or scientific advisor to Samaritan. Pharmaplaz acknowledges that Samaritan is a publicly traded company and shall be required by law and applicable regulations to make disclosures relating to this Agreement or Invention Assignments.

12. Indemnification.

12.1 Indemnification by Pharmaplaz. Pharmaplaz agrees to indemnify, hold harmless and defend Samaritan, its trustees, officers, employees, and agents from and against any and all claims, suits, losses, damages, costs, fees, expenses (including attorneys' fees), and other liabilities asserted by third parties, both government and non-government, resulting from or arising out of this Agreement or any Addendum or research program carried out pursuant to this Agreement (the "Liabilities"), including, but not limited to, any liabilities resulting from the negligent and willful misconduct of any Participant Institution or Investigators. Notwithstanding the forgoing, Pharmaplaz shall not be liable to Samaritan to the extent the Liabilities are the result of Samaritan's willful misconduct in connection with a Study.

12.2 Indemnification Process. A Party seeking indemnification hereunder shall give notice to the other Party promptly upon receipt of written notice of the potential claim. The Party seeking indemnification shall permit the indemnifying party to assume the defense and/or disposition of any such claim or related litigation, provided that counsel is reasonably acceptable to the party seeking indemnification. The Party seeking indemnification shall cooperate with the indemnifying Party in all reasonable respects with respect to the defense of any such claim, with the out-of-pocket costs of the Party seeking indemnification to be reimbursed by the indemnifying Party.

13. Insurance.

                   Pharmaplaz hereto warrant that they shall maintain during the term hereof policies of liability insurance with minimum coverage as follows: Pharmaplaz represents that it carries Comprehensive or Commercial Form General and Professional Liability Insurance or equivalent program of self-insurance with limits not less than three million dollars ($3,000,000) per occurrence combined single limit and ten million dollars ($10,000,000) annual aggregate. If such insurance or program of self-insurance is written on a claim-made form, coverage shall survive for a period of not less than three (3) years following termination of the Agreement. Coverage shall provide for a retroactive date of placement coinciding with or prior to the effective date of this Agreement. Pharmaplaz represent that it will obtain Product and Completed Operations Liability Insurance or equivalent program of self-insurance with limits not less than the loss to Samaritan under each Addendum. Pharmaplaz represents that it carries Transit Insurance Coverage and will inform its insurance broker of shipments made to Samaritan. Samaritan Pharmaceuticals shall be an additional named insured and/or loss payee, as appropriate, on all of the above policies and shall annually be provided with confirmation that these coverages are being maintained. Pharmaplaz agrees to furnish to Samaritan a certificate of insurance or evidence of self-insurance acceptable to Samaritan indicating the required coverage stated in the above paragraph.

14. Compliance with Law.

                   Each Study shall be conducted in compliance with all of the applicable Regulatory Authorities' laws, regulations and guidelines, including, without limitation, the Health Insurance Portability and Accountability Act ("HIPAA") of 1996 and all requirements imposed by legally constituted IRBs. Pharmaplaz agrees to collect, use and disclose information with respect to any Study subject only in accordance with the informed consents and legal disclosure authorizations obtained from such Study subject as part of the Study, unless otherwise required by law. Pharmaplaz further agrees that each informed consent and authorization shall include the express consent of the Study participant to use all data obtained from that Study patient in any and all studies going forward and that Study patient expressly acknowledges that all information it may receive during the course of the Study related to the Product is proprietary to Samaritan.

15. Term and Termination.

15.1 Term. The term of this Agreement shall commence as of the Effective Date and terminate upon the later of five (5) years from the Effective Date or completion of all research pursuant to all Addenda hereto, unless terminated sooner in accordance with the terms herein.

15.2 Termination. This Agreement or any Addendum hereto may be terminated for any reason by either Party upon ninety (90) days prior written notice to the other Party.

15.3 Addendum Termination. Notwithstanding the foregoing, any Addendum hereto may be terminated immediately by written notice, in the following circumstances:

          (a) Authorization and approval to perform a Study is withdrawn by the applicable Regulatory Authority;

          (b) Animal, human, or toxicological test results, in the reasonable determination of Samaritan, support immediate termination of the Study;

          (c) The emergence of adverse events with a compound administered in a Study is of such magnitude or significance that, in the reasonable determination of Samaritan or a Data Safety Monitoring Board, supports immediate termination of the Study; and

          (d) A material event adversely affecting Samaritan's ability to finance the Study.

15.4 Termination for Breach. This Agreement or any Addendum may be terminated by either party upon the occurrence of any material breach or default by the other Party, provided that the breaching or defaulting party shall be given not less than sixty (60) days prior written notice and the opportunity to cure the breach or default during such period.

15.5 Wind Down Plan Upon Termination. Both Pharmaplaz and Samaritan recognize that early termination of this Master Agreement or any Addendum requires both discussion and coordination between the Parties to ensure patient safety, continuity of treatment, if appropriate, and compliance with all applicable regulations. Upon early termination of this Master Agreement or any Addendum hereto, the Parties shall cooperate to provide for an orderly cessation of the Research. Each Party further agrees to take no action or forego taking action if such action or forbearance would in any manner jeopardize patient safety or the utility, quality or integrity of the Study or violate or cause the other Party to violate any applicable laws. In addition, Pharmaplaz shall conduct such Research activities as are reasonably necessary in connection with the orderly wind-down of the Study or the transfer of Pharmaplaz's responsibilities to Samaritan or its designee. Based upon Samaritan's written instructions regarding the scope of Research activities to be conducted by Pharmaplaz in connection with termination of the Study, to be delivered to Pharmaplaz as soon as possible after notice of termination is received, Pharmaplaz shall submit to Samaritan a wind-down, close out, or transfer plan to accomplish the tasks or Research identified by Samaritan's written instructions together with a budget to be mutually agreed in writing ("Plan").

15.6 Handling Data Upon Termination. The Parties agree that the transfer of the Study data and outstanding reports are critically important to both Parties. The Plan shall include the procedures and responsibilities of each Party including but not limited to the orderly collection of all patient data outstanding at participating sites, data analysis and entry of such data into the Study database, and any manuscript resulting therefrom.

16. Governing Law.

                  The validity, interpretation and performance of this Agreement and Addenda shall be governed and construed in accordance with the laws of the State of Nevada regardless of choice of law rules.

17. Arbitration.

                   The Parties agree to attempt to resolve promptly any dispute arising out of or relating to this Agreement by good faith negotiation; provided, however, if such attempts at dispute resolution shall fail, disputes relating to the terms and conditions of this Agreement shall be exclusively resolved, upon written request by either Party, by final and binding arbitration in Las Vegas, Nevada, pursuant to the commercial arbitration rules of the American Arbitration Association, in accordance with the following procedures:

          (a) The arbitration tribunal shall consist of three arbitrators. The Parties shall respectively nominate one arbitrator in the request for arbitration and one arbitrator in the answer thereto, and the two arbitrators so named will then jointly appoint a third arbitrator as chairperson of the arbitration tribunal.

          (b) The decision of the arbitration tribunal shall be final and binding upon the Parties hereto, and judgment upon such decision may be entered in any competent court for juridical acceptance of such an award and order of enforcement. Each Party hereby submits itself to the courts of the place of arbitration, but only for the entry of judgment with respect to the decision of the arbitrators hereunder.

          (c) The parties agree that each party shall have the right to receive from the other party answers to twenty-five (25) written interrogatories, and to take five (5) oral depositions of selected witnesses. The arbitral tribunal shall make a written record based on its award. The arbitral tribunal is not authorized to award costs and attorneys' fees to the prevailing party as part of its award. Any award of the arbitral tribunal shall be binding and enforceable against the parties in any court of competent jurisdiction, and the parties hereby waive any right to appeal such award on the merits or to challenge the award except on the grounds expressly provided for in Article V of the 1958 New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards. Notwithstanding the foregoing agreement to arbitrate, the parties expressly reserve the right to seek provisional relief from a Nevada Court of competent jurisdiction to preserve their respective rights pending arbitration.

18. Relationship of the Parties.

                   Pharmaplaz, the Principal Investigator and Samaritan, under this Agreement and any Addendum, shall be that of an independent contractors and not an agent, joint venture, or partner of the other. No Party hereto shall have, or shall represent that it has, any power, right or authority to bind the other Party hereto to any obligation or liability without express authorization from such other Party.

19. Similar Research.

                   Nothing in this Agreement or an Addendum shall be construed to limit the freedom of Samaritan or its researchers who are participants under this Agreement, from engaging in similar research made under other grants, contracts or agreements with parties other than Pharmaplaz.

20. Force Majeure.

                   If either Party hereto shall be delayed or hindered in, or prevented from, the performance of any act required hereunder for any reason beyond such Parties direct control, including but not limited to, strike, lockouts, labor troubles, governmental or judicial actions or orders, riots, insurrections, war, acts of God, inclement weather or other reason beyond the Party's control (a "Disability") then such Party's performance shall be excused for the period of the Disability. Any Study timelines affected by a Disability shall be extended for a period equal to the delay and any affected Budget shall be adjusted to account for cost increases or decreases resulting from the Disability. The Party affected by the Disability shall notify the other Party of such Disability as provided for herein.

21. Entire Agreement.

                   This Agreement and Addenda attached hereto constitute the full and complete understanding of the Parties hereto with respect to the subject matter hereof and supersedes all prior understandings and agreements with respect to such subject matter. In the event of a conflict between an Addendum and the terms in this Agreement, the provisions of the Addendum shall govern regarding that particular Study. Any handwritten modifications to this Agreement or an Addendum shall be null and void unless such modifications are initialed by both Parties.

22. No Waivers.

                   No delay or omission by a Party hereto to exercise any right under this Agreement or an Addendum shall impair any such right or power or be construed to be a waiver thereof. A waiver by any of the Parties hereto of any of the covenants, conditions or agreements herein contained shall not be construed to be a waiver of any succeeding breach thereof or of any covenant, condition or agreement herein contained. No waiver or discharge of any provisions of this Agreement or an Addendum shall be valid unless it is in writing and is executed by the Party against whom such change or discharge is sought to be enforced.

23. Severability.

                   If a judicial determination is made that any of the provisions contained in this Agreement or an Addendum constitute an unreasonable restriction against a Party or are otherwise unenforceable, such provision or provisions shall be rendered void or invalid only to the extent that such judicial determination finds such provision or provisions to be unreasonable or otherwise unenforceable, and the remainder of this Agreement or a Addendum shall remain operative and in full force and effect.

24. Headings.

                   The headings contained in this Agreement do not form a substantive part of this Agreement and shall not be construed to limit or otherwise modify its provisions.

25. Notices.

                   Any notice or other communication required or permitted under the Agreement shall be in writing and shall be deemed given as of the date it is received by the receiving Party. Notice shall be given to the Parties at the addresses listed below, or such alternative address as may be provided by one Party to the other in writing:

                  If to Pharmaplaz:

                  President
                  Pharmaplaz, Ltd.
                  Daneswell Business Park,
                  Monksland, Athlone,
                  County Roscommon Ireland

                  If to Samaritan:

                  Chief Executive Officer
                  Samaritan Pharmaceuticals
                  101 Convention Center Drive
                  Suite 310
                  Las Vegas, NV 89109

         IN WITNESS WHEREOF, this Agreement is entered into as of the date first written above.

Samaritan Pharmaceuticals                            Pharmaplaz

By:  /s/ Janet Greeson, Ph.D.                        By:  /s/ Michael J . Macken
Name: Janet Greeson, Ph.D.                           Name: Michael J. Macken
Title: C.E.O.                                        Title: C.E.O
Date: 5 October 2004                                 Date: 5 October 2004

 Samaritan Pharmaceuticals                           Pharmaplaz

By: /s/ Eugene Boyle                                 By:  /s/ Patricia M. Watson
Name: Eugene Boyle                                   Name: Patricia M. Watson
Title: C.FO.                                         Title: General Manager
Date: 5 October 2004                                 Date: 5 October 2004

                                   Appendix A

                                 Addendum # ___


Study Title:

Principal Investigator:                                   Protocol Number:


This Agreement is entered into by and between Pharmaplaz Ltd. ("Pharmaplaz") and Samaritan Pharmaceuticals, Inc. ("Samaritan") as an Addendum to the Master Clinical Research Agreement effective as of ________, 200__ and to establish specific terms for the conduct of the above referenced Study.

1. Description of the Study.

         Pharmaplaz shall coordinate the Study at Pharmaplaz and at the Clinical Sites participating in the Study as defined herein in accordance with the Protocol (Exhibit A) and the Scope of Work (Exhibit B) which are attached hereto and incorporated herein and which fully detail the research activities and responsibilities to be undertaken.

2. Personnel.

         The Principal Investigator for this Study shall be ___________________.

3. Study Product.

         Pharmaplaz shall provide appropriate investigational product for use in the Study as designated by Samaritan.

4. Awards and Payments.

         Samaritan agrees to reimburse Pharmaplaz for expenses incurred in the conduct of the Study in accordance with the Budget and Payment Schedule attached hereto and incorporated herein as Exhibits C and D.

5. Transfer of Obligations.

         In accordance with 21 CFR ss. 312.52, Samaritan hereby transfers to Pharmaplaz those obligations set forth in Exhibit B.

6. Effective Date and Term.

         This Addendum shall become effective on _______________ and shall continue in effect until completion of the Study or its earlier termination in accordance with the Master Clinical Research Agreement.

7. Other:

         (As may be applicable to a particular Study including any necessary variations on the terms of the Master Research Agreement).

AGREED:


Samaritan Pharmaceuticals, Inc.               Pharmaplaz Ltd.

By: _____________________________             By: ______________________________
     Name:________________________                Name:_________________________
     Title:_________________________              Title:________________________

Date:____________________________             Date:__________________________
Samaritan Pharmaceuticals, Inc.               Pharmaplaz Ltd.


By: _____________________________             By: ______________________________
     Name:________________________                Name:_________________________
     Title:_________________________             Title:_________________________

Date:____________________________             Date:_____________________________

Acknowledged:

Principal Investigator:___________________________

                                   Appendix B

                             Assignment of Invention


This ASSIGNMENT of INVENTION is made as of the _______ day of ____________, 20_____ by:

Name and nationality of inventor(s) or person(s) or entity(ies) who own the Invention Address

____________________________  ________________________________________
____________________________  ________________________________________
____________________________  ________________________________________

(herein "Assignor") and Samaritan Pharmaceuticals, Inc., a Nevada for-profit corporation (herein the "Samaritan") with a principal office at 101 Convention Center Drive, Suite 310, Las Vegas, NV 89109.

In consideration of the payment by Samaritan to Assignor of the sum of One Dollar ($1.00), the receipt of which is hereby acknowledged, and for other good and valuable consideration, the parties agree as follows:

1. Assignor hereby sells, assigns and transfers to Samaritan and the successors, assigns and legal representatives of Samaritan the entire right, title and interest for the United States and its territorial possessions and in all foreign countries, including all rights to claim priority, in and to any and all improvements which are disclosed in the invention entitled:

         Title of Invention

         (herein, the "Invention")

         (Check and complete (a), (b), (c) (d) or (e)) and which is found in

a. [ ] description attached hereto as Appendix A; or

b. [ ] U.S. patent application executed on even date herewith; or

c. [ ] U.S. patent application executed on _____________________________; or

         [ ] To comply with 37 CFR 3.21 for recording of this assignment, I, an Assignor signing below, hereby authorize and request my attorney, as named in the Declaration and Power of Attorney I executed for this invention on the execution date stated above, to insert below the filing date and application number when it becomes known.

d.       [ ] U.S. application serial no. _____________ filed on _______________;
         or

e.       [ ] U.S. patent no. ____________________ issued on ___________________

         [ ] A change of address to which correspondence is to be sent regarding patent maintenance fees is being sent separately.

         (If assignment is by person to whom the Invention was previously assigned and this was recorded in PTO add the following)

         Recorded on__________________, Reel_______________, Frame______________

f. and any legal equivalent thereof in a foreign country, including the right to claim priority and, in and to, all Letters Patent to be obtained for the Invention by the above application or any continuation, division, renewal, or substitute thereof, and as to letters patent any reissue or re-examination thereof.

2. Assignor hereby covenants that no assignment, sale, agreement or encumbrance has been or will be made or entered into which would conflict with this Assignment.

3. Assignor further covenants that Samaritan will, upon its request, be provided promptly with all pertinent facts and documents relating to the Invention and said Letters Patent and legal equivalents as may be known and accessible to Assignor and will testify as to the same in any interference, litigation or proceeding related thereto and will promptly execute and deliver to Samaritan or its legal representatives any and all papers, instruments or affidavits required to apply for, obtain, maintain, issue and enforce said application, the Invention and said Letters Patent and said equivalents thereof which may be necessary or desirable to carry out the purposes thereof.

4. Assignor further agrees to maintain all information relative to the Invention, including any ideas, developments, and improvements thereof as confidential information of Samaritan. Samaritan shall have total discretion as to whether and when a patent application is to be filed on the Invention.

5. Subject to the Patent Policy and Assignor's continued compliance with this Assignment, Samaritan shall bear any expense of preparing and prosecuting any patent application relating to the Invention.

6. Any royalty income which may be derived from the Invention shall be distributed in accordance with the Patent Policy.

7.       Warranties and Liabilities, Disclaimer of Warranties and Liabilities.

a. Generally. Each of the parties represents and warrants to the other party as follows in this Section 7, and acknowledges that each of the following representations and warranties has been relied upon by the other party and is material to the other party's decision to enter into this Assignment.

b. Assignor's Right to Convey. Assignor warrants and represents that Assignor is the owner of all right, title and interest in the Invention, and that Assignor has the right and authority to grant the assignments of rights granted in this Assignment.

c. No Other Rights of Assignor. Assignor further warrants and represents that, with the exception of the rights described in Section 7(b) above, Assignor, individually or collectively, does not own, control, or have rights to enforce any patent or invention that corresponds to or claims any invention relating to the Invention.

d. No Litigation. Assignor further warrants and represents that there are no actions, suits, or proceedings pending against Assignor collectively or individually which relate directly or indirectly to the Invention.

e. General Warranty by Assignor. Assignor further warrants and represents that Assignor has the requisite power and authority to execute and perform this Assignment and to grant the rights provided for herein to Samaritan, and that no obligations under this Assignment conflict with any obligation to any present or future employer.

f. General Warranty by Samaritan. Samaritan warrants and represents that it has the requisite power and authority, corporate and otherwise, to execute and perform this Assignment.

g. Limitations. Samaritan warrants and represents that its Assignee(s) of the Invention and any patents issuing thereupon shall be required to assume responsibility for the design, manufacture, instructions for use, quality control and all safety-related activities relating to any products made under license, whether or not they incorporate any of Assignor's information, technology, and inventions relating to the Invention. Assignor shall not be responsible for the products of any Assignee(s) of Samaritan pursuant to this Assignment.

h. Indemnification. Samaritan shall use its best efforts to obtain from its Assignee(s) of the Invention, an agreement to indemnify, defend, and hold harmless Assignor from and against any and all losses, claims, damages, liabilities, and expenses (including reasonable attorneys fees) arising out of or based upon any bodily injury or property damage arising from incorporation of the Invention by said Assignee(s), including any and all ideas, developments and improvements of Assignor relating thereto and which are incorporated into products of said Assignee(s). This indemnification shall be conditioned upon Assignor giving said Assignee(s) written notice of any such claim and cooperating in the defense of such claim at said Assignee(s) expense. Further, Assignor agrees that said Assignee(s) shall have sole control over the defense or settlement of any such claim, action or proceeding, and that Assignor shall not enter into any agreement with respect to such claim, action or proceeding for which indemnification is or may be sought without receipt of said Assignee(s) prior written approval.

8. Miscellaneous. The laws of the State of Nevada and of the United States of America shall apply to the interpretation of this Assignment.

IN WITNESS WHEREOF, the parties have executed this Assignment on the dates indicated below.

WARNING: Date of signing must be the same as the date of execution of the application if item 1(b) was checked above.

ASSIGNOR(S):




Pharmaplaz

By:_______________________________
     Name: Patricia M. Watson
     Title:   General Manager


Date:______________________________



By:_______________________________
     Name: Michael J.Macken
     Title:   C.E.O.


Date:_____________________________



SAMARITAN:

By:_______________________________
     Name: Dr. Janet Greeson
     Title:   President and C.E.O.

Date:______________________________